UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  ☒
Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

Quintiles Transnational Corp.
(Name of Registrant as Specified In Its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Letter to Employees Filed by Quintiles Transnational Corp.
Pursuant to Rule 14a-12 of the Securities Exchange Act

In an ongoing effort to keep you informed about the process relating to the pending proposal from Dennis Gillings and Pharma Services, we wanted to let you know that the company today filed a preliminary proxy statement about the transaction with the SEC. The preliminary proxy is available publicly (click here). Please keep in mind that the proxy statement is preliminary at this point and subject to change. A final proxy statement should be mailed to all shareholders in the coming months once it has gone through the SEC process.

As this process unfolds, Corporate Communication is committed to sharing information with you to the extent we can as the process continues. We welcome your suggestions on communicating during this phase of the process.

With best regards,
Pat Grebe
Vice President
Corporate Communication

Important Legal Information:

Quintiles shareholders are not being asked to take any action at this time. Shareholders are urged to read the final proxy statement and any other relevant documents filed with the SEC when they become available because they will contain important information about the merger. Quintiles will provide shareholders free copies of the final proxy statement and other documents when they become available. In addition, documents filed by Quintiles with the SEC will be available free of charge at the SEC’s web site at www.sec.gov.

Quintiles and its directors, executive officers, certain members of management and employees, may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information regarding the identity of the persons who may, under SEC rules, be deemed participants in the solicitation of shareholders of Quintiles in connection with the proposed transaction, and their interests in the solicitation, will be set forth in the final proxy statement that Quintiles will file with the SEC. Shareholders of Quintiles should refer to the final proxy statement when it becomes available.